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                               ARDEN REALTY GROUP, INC.

                        ARTICLES OF AMENDMENT AND RESTATEMENT


         FIRST:    Arden Realty Group, Inc., a Maryland corporation (the
"Corporation"), desires to amend and restate its charter (the "Charter") as currently in effect and as hereinafter amended.

         SECOND:   The following provisions are all the provisions of the
Charter currently in effect and as hereinafter amended:

                                      ARTICLE I

                                     INCORPORATOR

         The undersigned, James J. Hanks, Jr., whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                      ARTICLE II

                                         NAME


                 The name of the corporation (the "Corporation") is:
                                  Arden Realty, Inc.


                                     ARTICLE III

                                       PURPOSE

         The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real

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estate investment trust under Sections 856 through 860 of the Code.

                                      ARTICLE IV

                     PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

                                      ARTICLE V

                          PROVISIONS FOR DEFINING, LIMITING
                         AND REGULATING CERTAIN POWERS OF THE
                  CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS


         Section 5.1 NUMBER AND CLASSIFICATION OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be 7, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The names of the directors who shall serve until the annual meeting of stockholders held in the year adjacent to their names below, and until their successors are duly elected and qualify are:



                                  Richard S. Ziman (1999)
                                  Victor J. Coleman (1999)
                                  Jerry Asher (1998)
                                  Carl D. Covitz (1997)
                                  Kenneth B. Roath (1997)
                                  Arthur Gilbert (1998)
                                  Steven C. Good (1998)


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These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors prior to the first annual meeting of stockholders in the manner provided in the Bylaws.

         The Corporation's Board of Directors (other than any director elected solely by holders of one or more series of Preferred Stock) is divided into three classes of directors, as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

         Section 5.2 EXTRAORDINARY ACTIONS. Except as specifically provided in Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

         Section 5.3 AUTHORIZATIONS BY BOARD OF STOCK ISSUANCE. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split



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or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

         Section 5.4 PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell unless the Corporation agrees to grant such holder preemptive rights pursuant to a written contract.

         Section 5.5 INDEMNIFICATION. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation who is made a party to a proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation; provided, however, that such indemnification shall not be provided with respect to any liability such person is


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determined to have, by virtue of an agreement or a final, non-appealable judgment of a court, under any contribution agreement dated as of June 17, 1996 between such person and Arden Realty Group Limited Partnership. Neither the amendment nor repeal of this Section 5.5, nor the adoption or amendment of any other provision of the Bylaws or Charter of the Corporation inconsistent with this Section 5.5, shall apply to or affect in any respect the applicability of the foregoing with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         Section 5.6 DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.


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         Section 5.7  REIT QUALIFICATION.  The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that is is no longer in the best interests of the Corporation to qualify or continue to be qualified as a REIT and such determination is approved by the affirmative vote of the holders or not less than two-thirds of all votes entitled to be cast on the matter, the Board of Directors also may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.


         Section 5.8 REMOVAL OF DIRECTORS. Subject to the rights of one or more classes or series of Preferred Stock to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least two thirds of the votes entitled to be cast in the election of directors. For the purpose of this paragraph, "cause" shall mean with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

         Section 5.9 ADVISOR AGREEMENTS. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be


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    provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

                                      ARTICLE VI

                                        STOCK

              Section 6.1 AUTHORIZED SHARES. The Corporation has authority to issue 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 20,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $1,200,000.

              Section 6.2 COMMON STOCK. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

              Section 6.3 PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

              Section 6.4 CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to transferability, dividends or other distributions, qualifications and terms and conditions of redemption for each class or series;


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    and (d) cause the Corporation to file articles supplementary with the State
    Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

              Section 6.5 CHARTER AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

                                     ARTICLE VII

    RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PRESERVE TAX BENEFIT

              Section 7.1 DEFINITIONS. For the purposes of this Article VII, the following terms shall have the following meanings:

              "Beneficial Ownership" shall mean ownership of Common Shares by a Person who is or would be treated as an owner of such Common Shares either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

              "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3(f) of this Article VII.

              "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.


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              "Common Shares" shall mean shares of the Corporation's Common
    Stock.

              "Constructive Ownership" shall mean ownership of Common Shares by a Person who is or would be treated as an owner of such Common Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms
    "Constructive Owner," "Constructively Own,"       "Constructively Owns" and
    "Constructively Owned" shall have the correlative meanings.

              "Initial Public Offering" shall mean the sale of Common Shares pursuant to the Corporation's first effective registration statement for such Common Shares filed under the Securities Act of 1933, as amended.

              "IRS" means the United States Internal Revenue Service.

              "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of the Common Shares on the trading day immediately preceding the relevant date, or if the Common Shares are not then traded on the New York Stock Exchange, the last reported sales price of the Common Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Shares may be traded, or if the Common Shares are not then traded over any exchange or quotation system, then the market price of the Common Shares on the relevant date as determined in good faith by the Board of Directors of the Corporation.

              "Ownership Limit" shall mean 9.0% (by value or by number of shares, whichever is more restrictive) of the outstanding Common Shares of the Corporation.

              "Partnership Agreement" shall mean the Agreement of Limited Partnership of Arden Realty Group Limited Partnership, of which the Corporation is the sole general partner, dated as of September ___, 1996, as such agreement may be amended from time to time.


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              "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in
    Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of the Common Shares provided that the ownership of Common Shares by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

              "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in a transfer to a Trust, as provided in
    Section 7.2(b) of this Article VII, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned Common Shares, if such Transfer had been valid under Section 7.2(a) of this
    Article VII.

              "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in a transfer to a Trust, as provided in
    Section 7.2(b) of this Article VII, the record holder of the Common Shares if such Transfer had been valid under Section 7.2(a) of this Article VII.

              "REIT" shall mean a real estate investment trust under Section 856 through 860 of the Code.

              "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a


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REIT.

              "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Shares or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Common Shares), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which results in changes in Beneficial or Constructive Ownership of Common Shares), and whether by operation of law or otherwise.

              "Trust" shall mean each of the trusts provided for in Section 7.3 of this Article VII.

              "Trustee" shall mean the Person unaffiliated with the Corporation, the Purported Beneficial Transferee, and the Purported Record Transferee, that is appointed by the Corporation to serve as trustee of the Trust.

              7.2  RESTRICTION ON OWNERSHIP AND TRANSFERS.

                   (a) From the date of the Initial Public Offering and prior to the Restriction Termination Date:

                        (i)       except as provided in Section 7.9 of this
    Article VII, no Person shall Beneficially Own Common Shares in excess of the Ownership Limit;

                        (ii)      except as provided in Section 7.9 of this
    Article VII, no Person shall Constructively Own in excess of 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Common Shares of the Corporation; and


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                        (iii)     no Person shall Beneficially or
    Constructively Own Common Shares to the extent that such Beneficial or Constructive Ownership would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the
    Code).

                   (b) If, during the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange ("NYSE")) or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Common Shares in violation of
    Section 7.2(a) of this Article VII, (1) then that number of Common Shares that otherwise would cause such Person to violate Section 7.2(a) of this
    Article VII (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such Common Shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Common Shares in violation of Section 7.2(a) of this Article VII, then the Transfer of that number of Common Shares that otherwise would cause any Person to violate Section 7.2(a) shall be void AB INITIO, and the Purported


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Beneficial Transferee shall have no rights in such Common Shares.

                   (c) Notwithstanding any other provisions contained herein, during the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of Common Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO, and the intended transferee shall acquire no rights in such Common Shares.

                   (d) It is expressly intended that the restrictions on ownership and Transfer described in this Section 7.2 of Article VII shall apply to the redemption/exchange rights provided in Section 8.6 of the Partnership Agreement. Notwithstanding any of the provisions of the Partnership Agreement to the contrary, a partner of Arden Realty Group Limited Partnership shall not be entitled to effect an exchange of an interest in Arden Realty Group Limited Partnership for Common Shares to the extent the actual or beneficial or Beneficial or Constructive ownership of such Common Shares would be prohibited under the provisions of this Article VII.

              Section 7.3    TRANSFERS OF COMMON SHARES IN TRUST

                   (a)  Upon any purported Transfer or other event described in
    Section 7.2(b) of this Article VII, such Common Shares shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7.2(b). The Trustee shall be appointed by the


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    Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3(f) of this Article VII.

                   (b) Common Shares held by the Trustee shall be issued and outstanding Common Shares of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any Common Shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the Common Shares held in the Trust.

                   (c) The Trustee shall have all voting rights and rights to dividends with respect to Common Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the Common Shares have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Common Shares. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Common Shares held in the Trust and, subject to Maryland law, effective as of the date the Common Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee prior to the discovery by the Corporation that the Common Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustees shall not have


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the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Corporation has received notification that the Common Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

                   (d) Within 20 days of receiving notice from the Corporation that Common Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Common Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Common Shares will not violate the ownership limitations set forth in Section 7.2(a). Upon such sale, the interest of the Charitable Beneficiary in the Common Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7.3(d). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the Common Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Common Shares at Market Price, the Market Price of such Common Shares on the day of the event which resulted in the transfer of the Common Shares to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Common Shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that such Common Shares have been transferred to the


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    Trustee, such Common Shares are sold by a Purported Record Transferee then
    (i) such Common Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such Common Shares that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this subparagraph A(3)(d), such excess shall be paid to the Trustee upon demand.

                   (e) Common Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the Common Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Common Shares at Market Price, the Market Price of such Common Shares on the day of the event which resulted in the transfer of the Common Shares to the Trust) and
    (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Common Shares held in the Trust pursuant to
    Section 7.3(d). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Common Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Common Shares shall thereupon be paid to the Charitable Beneficiary.

                   (f) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Common Shares held in the Trust would not violate the restrictions set forth in Section 7.2(a) in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of


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    the Code.

              Section 7.4 REMEDIES FOR BREACH. If the Board of Directors, or a committee thereof (or other designees if permitted by Maryland law) shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7.2 of this Article VII or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Common Shares of the Corporation in violation of Section 7.2 of this Article VII, the Board of Directors, or a committee thereof (or other designees if permitted by Maryland law) shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem Common Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7.2(a) of this
    Article VII, shall automatically result in the transfer to a Trust as described in Section 7.2(b) and any Transfer in violation of Section 7.2(c) shall automatically be void AB INITIO irrespective of any action (or non-action) by the Board of Directors.

              Section 7.5 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire Common Shares in violation of Section 7.2 of this Article VII or any Person who is a Purported Transferee such that an automatic transfer to a Trust results under Section 7.2(b) of this
    Article VII, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the


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


    Corporation's status as a REIT.

              Section 7.6 OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Initial Public Offering and prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Common Shares and each Person (including the shareholder of record) who is holding Common Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

              Section 7.7    REMEDIES NOT LIMITED.  Nothing contained in this
    Article VII (but subject to Section 7.12 of this Article VII and Section
    5.7 of the Charter) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT.

              Section 7.8 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Sections 7.2 through 7.9 of this
    Article VII, including any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of Sections 7.2 through 7.9 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section
    7.12 of this Article VII). In the event any of Sections 7.2 through 7.9 requires an action by the Board of Directors and these Amended and Restated Articles of Incorporation fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of such Sections 7.2 through 7.9 of this Article VII. Absent a decision to the contrary by the Board of Directors (which the


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


    Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2(b)) acquired Beneficial or Constructive Ownership of Common Shares in violation of Section 7.2(a) such remedies (as applicable) shall apply first to the Common Shares which, but for such remedies, would have been actually owned by such Person, and second to Common Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Common Shares based upon the relative number of the Common Shares held by each such Person.

              Section 7.9    EXCEPTIONS.

                   (a) Subject to Section 7.2(a)(iii), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning Common Shares in excess of the Ownership Limit if the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Common Shares will violate the Ownership Limit or that any such violation will not cause the Corporation to fail to qualify as a REIT under the Code, and agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in Section 7.2 of this Article VII) or attempted violation will result in such Common Shares being transferred to a Trust in accordance with Section 7.2(b) of this Article VII.

                   (b) Subject to Section 7.2(a)(iii), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Common Shares in excess of 9.8% (by value or by number of Common Shares, whichever is more restrictive) of the outstanding Common Shares of the Corporation, if such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such Common Shares being transferred to a Trust in accordance with Section 7.2(b) of this Article VII. Notwithstanding the foregoing, the inability of a Person to make the certification described in this Section 7.9(b) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person Constructively Owning Common Shares in excess of 9.8% of the outstanding Common Shares if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Corporation in any taxable year, after taking into account the effect of this sentence with respect to all other Common Shares to which this sentence applies.

                   (c) Prior to granting any exception pursuant to Section 7.9(a) or (b) of this Article VII, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

              Section 7.10 LEGEND. Each certificate for Common Shares shall bear substantially the following legend:

         "The Corporation is authorized to issue two classes of capital stock which are designated as Common Shares and Preferred Shares. The Board of Directors is authorized to determine the preferences, limitations and relative rights of the Preferred Shares before the issuance of any Preferred Shares. The Corporation will furnish, without charge, to any shareholder making a written request therefor, a copy of the Corporation's Charter and a written statement of the designations, relative rights, preferences and limitations applicable to each such class of stock. Requests for such written statement may be directed to Victor J. Coleman, the President of the Company, at the Company's principal office.

         The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal
         Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially Own in excess of 9.0% of the outstanding Common Shares of the Corporation (by value or by number of shares, whichever is more restrictive); (ii) no Person may Constructively Own in excess of 9.8% of the outstanding Common Shares of the Corporation (by value or by number of shares, whichever is more restrictive);
         (iii) no Person may Beneficially or Constructively Own Common
         Shares that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer Common Shares if such Transfer would result in the capital stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Common Shares which causes or will cause a Person to Beneficially or Constructively Own Common Shares in excess of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the Common Shares represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void AB
         INITIO. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Common Shares on request and without charge. Requests for such a copy may be directed to Victor J. Coleman, the President of the Company, at the Company's principal office."

              Section 7.11 SEVERABILITY. If any provision of this Article VII or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

              Section 7.12 TERMINATION OF REIT STATUS. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this Article VII until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amends this Article VII, as the case may be, (ii) the Board of Directors presents the resolution at an annual or special meeting of the stockholders and (iii) such resolution is approved by at least two thirds of all votes entitled to be cast on the matter.

              Section 7.13 NYSE. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all the provisions and limitations of this Article VII.

                                     ARTICLE VIII
                         AMENDMENTS AND TRANSACTIONS OUTSIDE
                           THE ORDINARY COURSE OF BUSINESS

              The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Any amendment to Article VI of the Charter shall be valid only if approved by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter. Any other amendment to the Charter, including, without limitation, amendments to Article V and VII, shall be valid only if approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter. In addition, the Corporation shall not dissolve, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

                                      ARTICLE IX
                               LIMITATION OF LIABILITY

              To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

              THIRD: The amendment to and restatement of the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

              FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

              FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

              SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.


              SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000, all of one class, $.01 par value per share. The aggregate par value of all shares of stock having par value was $10.00.



              EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 120,000,000, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,200,000.



              NINTH: The undersigned Chairman of the Board acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

              IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Secretary on this _____ day of ____________, 1996.


    ATTEST:                                      ARDEN REALTY GROUP, INC.



                                                 By:                     (SEAL)
    ------------------------                        ---------------------
          Secretary                                  Chairman of the Board






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